Exhibit 99.1
NEWS RELEASE

SafeNet Contact:	Donna St.Germain	Investor Contact : Gregg Lampf
	(443) 327-1454	(443) 327-1532
	dstgermain@safenet-inc.com	glampf@safenet-inc.com
	www.safenet-inc.com	www.safenet-inc.com
SafeNet Inc. Decides Not to Pursue Acquisition of nCipher
BALTIMORE, Maryland, April 6, 2006 — SafeNet, Inc. (NASDAQ: SFNT), setting the standard for information security, notes that on March 30, 2006, United Kingdom regulatory authorities referred the proposed acquisition for nCipher plc for further review, because SafeNet and nCipher are two of the largest suppliers of Hardware Security Modules in the UK. As the additional review process involves considerable expense and lasts for several months, SafeNet has decided to abandon this transaction.
“SafeNet will continue its leadership role in the hardware secure modules market,” said Anthony Caputo, CEO and Chairman, SafeNet Inc. “SafeNet’s product portfolio for identity management remains among the strongest in the industry and we will continue our technology innovations to maintain that leadership position.”
About SafeNet, Inc.
SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. USB, Nokia, Fujitsu, Hitachi, ARM, Bank of America, NetGear, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.
Editor’s Note: SafeNet is a registered trademark of SafeNet, Inc. All other trademarks are the property of their respective owners.